Exhibit 21.1

SUBSIDIARIES OF MICHAEL FOODS, INC.

Name	State of Incorporation
Crystal Farms Refrigerated Distribution Company	Minnesota

Northern Star Co.	Minnesota

KMS Dairy, Inc.	Minnesota

M. G. Waldbaum Company	Nebraska

Papetti’s Hygrade Egg Products, Inc.	Minnesota

Casa Trucking, Inc.	Minnesota

Wisco Farm Cooperative	Wisconsin

WFC, Inc.	Wisconsin

Farm Fresh Foods, Inc.	Nevada

Michael Foods of Delaware, Inc.	Delaware

Minnesota Products, Inc.	Minnesota

MFI Food Canada, Ltd.	Canada

Trilogy Egg Products, Inc.	Canada

Abbotsford Acquisition Corp.	Minnesota